Exhibit 2.2

                            ASSET PURCHASE AGREEMENT

     This Agreement is made as of this 16th day of August, 1999, by and between ANSAMA Corp., a Nevada corporation, located at 382 Route 59, Section 310, Moncey, New York 10952 (hereinafter referred to as the "Buyer") and Nutri/System L.P., a Delaware limited partnership with its principal place of business located at 202 Welsh Road, Horsham, Pennsylvania 19044 (hereinafter referred to as "Seller").

                              W I T N E S S E T H:

     WHEREAS, Seller is the franchisor of Nutri/System(R) Weight Loss Centers and sells Nutri/System franchises and prepackaged low calorie food and related products (hereinafter referred to as the "Business"); and

     WHEREAS, Buyer is a publicly owned company being advised by Brian Haveson, the President of Seller and the person most familiar with the Business and its operation;

     WHEREAS, Seller desires to sell to Buyer and Buyer wishes to purchase substantially all of the assets of the business including, without limiting the foregoing, Seller's inventory of food products, Seller's patents, trademarks and other intellectual property rights, leasehold interests, franchise agreements, and all additional assets set forth below, except those assets specifically excluded below, and assumes all liabilities and obligations of the Business, except those liabilities specifically excluded below.

     NOW THEREFORE, in consideration of the premises set forth hereinabove and the mutual promises and covenants herein contained, the parties, intending to be legally bound, agree as follows:

     1. Assets to be Conveyed.

On the Closing Date (as hereinafter defined), Seller will assign, convey, transfer and deliver

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to Buyer, by instruments of conveyance in form and substance reasonably acceptable to both parties, the following assets owned by Seller (hereinafter sometimes referred to as the "Assets"):

     (a) All equipment, fixtures, leasehold improvements, furniture, computers, and software located at or used in the Business located at Seller's headquarters or elsewhere, to include, as a minimum, all of the furniture, fixtures and equipment described in Exhibit "A" attached hereto and incorporated herein;

     (b) All of Seller's rights and obligations under the lease agreement for Seller's headquarters, as amended (the "Lease Agreement"), and attached hereto as Exhibit "B";

     (c) Seller's telephone numbers and telephone equipment for the Business, to the extent assignable;

     (d) All rental and utility deposits under the Lease Agreement, or on deposit with any supplier or utility company or other company, or deposits securing letters of credit to food vendors;

     (e) All patents, trademarks, logos, copyrights, trade names, trade secrets, testimonials, agreements of sale, assignments, and leases and licenses thereof and all other intellectual property related to the Business and all goodwill related thereto;

     (f) All financial and sales records, client and customer lists, including all files and records relating thereto, and all other proprietary information used in connection with the operation of the Business;

     (g) All franchise agreements;

     (h) The saleable and marketable inventory, including food, vitamins and other perishable goods and inventory pertaining to the Business operations located at Seller's warehouse at the close of business on the day prior to the Closing Date; and

     (i) All cash and accounts receivable on Seller's books as of the Closing Date;

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provided, however, Seller and Buyer hereby agree that no
statement or warranty is made concerning the value of the accounts receivable or to what extent they are or are not collectible.

     1.1 Assets Excluded from Sale.

     Notwithstanding anything herein to the contrary the Assets do not include, and Buyer shall not receive and Seller retains all right title and interest in, to and arising directly or indirectly from any and all rights, claims, causes of action, judgments, awards, settlements and other benefits related to or arising from the purchase, sale, prescription or other dealings with fenfluramine, phentermine or Redux or any combination thereof, including without limitation
(i) those against any insurance company (including Chubb Insurance Company, and its affiliates) and American Home Products and (ii) arising from loss of or injury to business, bad faith and failure to indemnify.

     2. Closing.

     The closing shall take place on or before            , 1999, (the "Closing
Date") and shall take place at such place and time as the parties may agree.

     3. Assumption of Liabilities.

     It is expressly agreed and understood that upon closing Buyer will be assuming all liabilities and obligations of Seller, the Business and its operations of any type or nature, known or unknown, absolute, contingent or otherwise, whether arising before or after Closing, including without limitation any and all liabilities and obligations (i) to employees, franchisees, customers, suppliers and others having relations with Seller or the Business,
(ii) arising under contracts, leases, agreements, benefit plans and other obligations, (iii) for sales taxes, franchise taxes, employment taxes, property taxes, utilities and other amounts, (iv) for personal injury from products of the Business, except those excluded below, (v) arising from any failure to comply with any law, rule or regulation, (vi) for any infringement of any third party's intellectual property, and arising from any

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suit, claim or proceeding, except that Seller shall be solely responsible for, and there shall be no assumption of liability by Buyer of, any debt or liability of Seller or the Business, arising out of or related to any claims for personal injury, fraud, breach of contract, false advertising or any related advertising claim, arising out of or related to the sale or prescription by Seller or US Medical Weight Loss Company, Inc., their agents or employees of fenfluramine and/or phentermine and/or Redux, including, without limitation, any claims raised or which could be raised in the list of lawsuits attached hereto as Exhibit C (the "Phen-Fen litigation") in which Seller is a party and for which Seller will continue to be liable, and further there shall be no assumption of any and all legal fees due to Sperling, Slater & Spitz or arising out of the Chubb Custom Insurance Company v. Nutri/System L.P. or Federal Insurance Company v. Nutri/System L.P. litigation (the "Excluded Liabilities").

     4. Consideration for Sale and Transfer.

     4.1 Purchase Price.

     The purchase price to be paid by Buyer to Seller shall be Three Million Dollars ($3,000,000.00).

     4.2 Method of Payment.

     Buyer shall pay the purchase price to Seller at Closing by wire transfer to Seller's bank account in the amount of Three Million Dollars ($3,000,000.00).

     4.3 Allocation of Purchase Price.

     The parties hereto agree that the purchase price for the assets of Seller sold pursuant to this Agreement shall be allocated pursuant to a separate written agreement of the parties. Each party agrees to report this transaction for state and federal income taxes in a manner consistent with this written allocation.


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     5. Operation Pending Closing.

     Subject to Article 3, operation of the Business, and income and expenses attributable thereto, prior to the Closing Date shall be maintained in the ordinary course and be for the account of Seller and, on and after the Closing Date for the account of Buyer. Expenses which have been paid in advance for any period extending beyond the Closing Date, including, but not limited to, such items as electricity, water and other utility charges, rent, real and personal property taxes, shall be for the benefit of Buyer as of the Closing Date. Seller shall notify the companies providing the telephone, water, electric and other utility services of the transfer of such services to Buyer and shall advise such companies to effect the transfer of the services and billing therefor on the Closing Date.

     6. Seller's Representations and Warranties.

     Seller represents and warrants to Buyer as follows:

     6.1 Seller is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this transaction, to carry on its business, and to transfer the Assets and other interests specified in this Agreement free and clear of all liens and encumbrances.

     6.2 Seller has full partnership power and authority to perform its obligations hereunder. The execution and delivery of this Agreement and performance by Seller of its obligations hereunder have been duly authorized by all necessary partnership action in order to constitute this Agreement as a binding and enforceable obligation of Seller. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not violate any provision of Seller's Partnership Agreement or any other agreement to which it is a party or any judgment, order, decree, law or regulation. This Agreement is a legal, valid and binding agreement,

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enforceable against the Seller in accordance with its terms. There are no consents required to enable Seller to execute and deliver this Agreement that have not been obtained.

     6.3 The Assets are being purchased in an "as is" condition. SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE ASSETS OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN THOSE SET FORTH IN THIS SECTION 6 AND OTHER DOCUMENTS DELIVERED OR TO BE DELIVERED HEREWITH AND ALL OTHER WARRANTIES EXPRESS OR IMPLIED ARE HEREBY DISCLAIMED, INCLUDING ALL WARRANTIES OF MERCHANTIBILITY, SUITABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     6.4 To the best of Seller's knowledge, after due inquiry, the performance by Seller of, and its compliance with the terms, provisions and conditions of this Agreement does not violate any applicable statute, regulation, order or judgment applicable to it and does not constitute a default under, and is not in any respect in conflict with, the provisions of any bylaw, indenture, or other agreement or any judgment to which Seller is a party or by which it may be bound or affected, including but not limited to any obligation of Seller to its creditors.

     7. Covenants of Seller.

     From and after the date of this Agreement and up to the Closing Date, except as otherwise specifically agreed to in writing by Buyer, Seller agrees not to sell, assign, lease or otherwise transfer or dispose of any of the Assets of the Business except in the ordinary course of business.

     8. Conditions to Obligations of Buyer.

     The obligations of Buyer under this Agreement are additionally subject to the satisfaction of or written waiver by Buyer of each of the following conditions on or before the Closing Date, any of which may be waived by Buyer in writing and each of which shall be considered properly

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performed if no notice to the contrary has been provided to Seller in writing by the close of any contingency time set forth in this section:

     (a) that the representations and warranties of Seller contained herein shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

     (b) that Seller shall have performed all of its obligations and agreements and complied with all covenants and undertakings required by this Agreement between the date hereof and the Closing Date;

     (c) that Buyer has received funding from Buyer's investors in an amount sufficient to complete this transaction. If Buyer has not received a firm commitment from its investors at least ten (10) days prior to the scheduled Closing Date, then Buyer must give written notice to Seller whether Buyer elects to cancel this Agreement or proceed to Closing without the financing. However, if no written notice is received then this Agreement is terminated and neither party has any continuing obligation to the other; and

     (d) Prior to the Closing Date, Buyer shall be entitled, through its employees and representatives, to satisfactorily complete such investigations of the property and such examination of the books, records and financial condition of Seller and the Business as Buyer may reasonably request. In order that Buyer may have the full opportunity to do so, Seller shall furnish Buyer and its representatives during such period with all such information concerning the affairs of Seller and the Business as Buyer or such representatives may reasonably request and cause Seller's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Buyer or such representatives in connection with such review and examination and to make full disclosure of all information and documents requested by Buyer and/or such representatives. Any such

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investigations and examinations shall be conducted at reasonable times and under reasonable circumstances.

     9. Conditions to Obligations of Seller.

     Obligations of Seller under this Agreement are additionally subject to the satisfaction of or written waiver by Seller of the following conditions on or before the Closing Date, any one of which may be waived by Seller in writing and each of which shall be considered properly performed if no notice to the contrary has been provided to Buyer in writing by the close of any contingency time set forth:

     (a) that Buyer shall have performed or complied with all of the terms and conditions of this Agreement on its part to be performed or complied with;

     (b) that all actions, proceedings, instruments and documents required to be delivered by Buyer hereunder or incident to the performance hereof, and all other related matters shall have been delivered by Buyer to Seller;

     (c) that Buyer has made payment of the purchase price as set forth in
Section 4 hereof;

     (d) delivery of a secretary's certificate certifying Buyer's corporate resolution authorizing Buyer to enter into and consummate this transaction.

     10. Seller's Performance at Closing.

     On the Closing Date, Seller shall execute and deliver or cause to be delivered to Buyer:

     10.1 One or more Bills of Sale in the form attached hereto as Exhibit D conveying to the Buyer all of the Assets to be acquired by the Buyer hereunder.

     10.2 Assignment and consent of landlord of the Lease Agreement in the form attached hereto as Exhibit E.

     10.3 Secretary's Certificate certifying the resolutions of the General Partner of Seller

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approving this transaction.

     10.4 Assignment of any and all trademarks, patents and copyrights for the name "Nutri/System" and all related names and marks all of which are more fully set forth on Exhibit F attached hereto. Copies of the assignments shall be in the form attached hereto as Exhibit G.

     10.5 As of the Closing Date Seller shall cease to use the name "Nutri/System" and will change its name to some other name of its choosing that is in no way similar to "Nutri/System".

     11. Covenants of Buyer.

     From and after the date of this Agreement and up to the Closing Date, except as otherwise specifically agreed to in writing by Seller, Buyer agrees to:

     11.1 Take any and all actions necessary for the approval and performance of this Agreement and the consummation of the transactions contemplated hereby.

     11.2 Cooperate fully with Seller and its counsel in preparation and prosecution of the assignment of the Lease Agreement.

     12. Buyer's Representations and Warranties.

     12.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

     12.2 Buyer has full power and authority to assume and perform its obligations hereunder. The execution and delivery of this Agreement and performance by Buyer of its obligations hereunder have been duly authorized by all necessary corporate action in order to constitute this Agreement as a binding and enforceable obligation of Buyer.

     12.3 To the best of Buyer's knowledge, after due inquiry, the performance by Buyer of, and its compliance with the terms, provisions and conditions of this Agreement does not violate any


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applicable statute, regulation, order or judgment applicable to it and does not constitute a default under, and is not in any respect in conflict with, the provisions of any bylaw, indenture, or other agreement or any judgment to which Buyer is a party or by which it may be bound or affected, including but not limited to any obligation of Buyer to its creditors.

     12.4 There are no actions, suits or proceedings pending or threatened against Buyer with respect to this Agreement which might prevent the performance of the transactions contemplated hereby.

     13. Buyer's Performance at Closing.

     On the Closing Date Buyer shall pay to Seller, by wire transfer of funds, the monies payable on the Closing Date as set forth in Section 4 hereof and execute the Assignment of Lease.

     14. Leasehold Premises.

     Seller will assign to Buyer all of its rights, title and interests, including any security deposit, in the Lease Agreement for the Business, without representation or warranty of any kind. Buyer shall, at its sole expense, after Closing use its best efforts to obtain the consent of landlord to the assignment of the Lease Agreement. Buyer shall indemnify, defend and hold harmless Seller against any liability arising from the failure to obtain such consent.

     15. Restrictive Covenant.

     Seller will not, for a period of three (3) years from the date of execution of this Agreement, in the United States of America, engage in the Business the operating assets of which are being purchased by Buyer hereby, or have an interest, as a proprietor, partner, employee, agent, or consultant in any enterprise which shall be so engaged.

     15.1 The terms and conditions of this Restrictive Covenant have been established by the mutual agreement of the parties, and in reliance on the validity of this Agreement, Seller will cease


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engaging in the Business as of the Closing Date. Further, if any court shall determine that the duration, geographical limits or any other provisions of the restrictions contained in this Agreement are unenforceable, Seller agrees that this Agreement shall be deemed amended so as to render such Agreement valid and enforceable, with all other provisions of the Agreement to remain in full force and effect.

     16. Cross Indemnification.

     (a) Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer from and against all claims, demands, causes of action, suits, judgments, debts, liabilities and expenses, including attorneys fees, known or unknown (i) resulting from any misrepresentations or nonfulfillment of any condition or obligation on the part of Seller under this Agreement or (ii) which result from the Excluded Liabilities. Seller hereby agrees to defend, indemnify and hold harmless the Buyer from the lawsuits identified on Exhibit C hereto.

     (b) Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller from and against all claims, demands, causes of action, suits, judgments, debts, liabilities and expenses, known or unknown (i) resulting from any misrepresentations or non-fulfillment of any condition or obligation on the part of Buyer under this Agreement; or (ii) which result from the operation of the Business by Buyer on or after the Closing Date; or (iii) which result from the operation of the Business by Seller prior to Closing, only so long as such Closing occurs, except claims, demands, causes of action, suits, judgments, debts, liabilities and expenses related to the Excluded Liabilities.

     17. Assignment.

     This Agreement and any and all rights or benefits hereunder shall not be assignable by either party without the prior written consent of all other parties.

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     (a) This Agreement shall be binding upon and shall inure to the exclusive benefit of the respective heirs, administrators, legal representatives, successors or permitted assigns of the parties. This Agreement is not intended to, nor shall it create any rights for the benefit of any other party.

     (b) Any provision of this Agreement found to be unenforceable or prohibited in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability or prohibition without invalidating the remaining provisions hereof.

     18. Counterparts.

     This Agreement may be executed in two or more counterparts, which shall each be considered one and the same Agreement.

     19. Further Assurance.

     From time to time after the Closing Date and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer and take such action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

     20. Termination or Abandonment.

     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

        (a) by the mutual written consent of Buyer and Seller;

        (b) by Buyer or Seller if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and

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nonappealable;

        (c) by Buyer if one or more of the conditions to the obligations of Buyer as set forth in Article 8 hereof has not been fulfilled by the Closing Date;

        (d) by Seller if one or more of the conditions to the obligations of Seller as set forth in Article 9 hereof has not been fulfilled by the Closing Date; or

        (e) by Seller if Closing hereunder has not taken place within 45 calendar days after the date of execution hereof. Neither Buyer nor Seller shall be liable to the other for any termination of this Agreement pursuant to this Article 20.

     21. Survival.

     Each party shall be entitled to rely on the representations and warranties of the other set forth herein and on any Exhibit or other document delivered pursuant to this Agreement to the extent the party does not have or receive actual notice that the representation or warranty is untrue or has been breached by the party making the representation or warranty. The representations, warranties, covenants and obligations of the parties made herein shall survive the Closing.

     22. Governing Law.

     This Agreement shall be construed under and in accordance with the laws of the Commonwealth of Pennsylvania.

     23. Notices.

     Any notices or other communications required or permitted hereunder shall be properly delivered if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed as follows:

        To Seller:            Mr. Michael Heisley, Chairman
                              C/o Heico Acquisitions, Inc.
                              70 West Madison, Suite 5600
                              Chicago, IL 60602
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        With a copy  to:      Stanley Meadows, Esq.
                              McDermott, Will & Emery
                              227 West Monroe, Suite 3100
                              Chicago, IL 60606-5096

        To Buyer:             Mr. Irwin Schniedmill, President
                              ANSAMA Corp.
                              382 Route 59
                              Section 310
                              Moncey, NY 10952

        With a copy to:       Christopher Lange, Esq.
                              Emmet, Marvin & Martin
                              120 Broadway
                              New York, NY 10271

or such other address as may be furnished in writing by any party hereto.

     24. Merger.

     This Agreement represents the entire agreement of the parties and may not be modified or changed except in a writing signed by both parties. No party hereto has relied on any representation, oral or written other than those contained herein in connection with the execution and delivery of this Agreement.


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     IN WITNESS WHEREOF, the corporate parties hereto have caused this Asset
Purchase Agreement to be executed by their duly authorized officers and their respective corporate seals to be affixed hereto and the individual parties hereto have hereunto set their hands and seal, the day and year first above written.

BUYER:                                   SELLER:

ANSAMA CORP.                             NUTRI/SYSTEM L.P.


By: /s/ Irwin Schneidmill                By: /s/ Stanley H. Meadows
   -------------------------------           ----------------------------------

Title: President & CEO                   Title:  Assistant Secretary
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